SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MINERVA NEUROSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MINERVA NEUROSCIENCES, INC.

1601 Trapelo Road

Suite 286

Waltham, MA 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Minerva Neurosciences, Inc., a Delaware corporation, referred to hereafter as the “Company,” “we,” “us,” or “Minerva.” The Annual Meeting will be held on Friday, June 10, 2022 at 8:00 a.m. Eastern time. In light of public health concerns regarding the ongoing COVID-19 pandemic, to protect the health and safety of our stockholders and employees and to facilitate stockholder participation in the Annual Meeting, the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/NERV2022. Stockholders attending the Annual Meeting virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate.

The Annual Meeting will be held for the following purposes:

1.	To elect the Board of Directors’ nominees, Jeryl Hilleman, Fouzia Laghrissi-Thode and Remy Luthringer, to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.

2.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1-for-4 and 1-for-10, with such ratio to be determined in the discretion of the Board of Directors.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4.

To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.

5.	To approve the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2.

6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

You will be able to attend the Annual Meeting online, submit your questions during the Annual Meeting and vote your shares electronically during the meeting by visiting www.proxyvote.com and entering the 16-digit control number included in your Notice of Internet Availability, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. Because the Annual Meeting is being held electronically, you will not be able to attend the Annual Meeting in person.

The record date for the Annual Meeting is April 11, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/NERV2022.

By Order of the Board of Directors

Frederick Ahlholm
SVP, Chief Financial Officer and Secretary Waltham, Massachusetts
April , 2022

You are cordially invited to attend the Annual Meeting online. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Page
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
PROPOSAL 1 ELECTION OF DIRECTORS	8
INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE	11
Independence of the Board	11
Board Leadership Structure	11
Role of the Board in Risk Oversight	12
Prohibitions on Hedging, Pledging and Speculative Transactions	12
Meetings of the Board	13
Information Regarding Committees of the Board	13
Audit Committee	13
Compensation Committee	14
Nominating and Corporate Governance Committee	16
Stockholder Communications with the Board	17
Code of Ethics	18
PROPOSAL 2 APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK	19
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	26
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
PROPOSAL 5 AUTHORIZATION TO ADJOURN THE ANNUAL MEETING	29
EXECUTIVE OFFICERS	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
EXECUTIVE AND DIRECTOR COMPENSATION	34
Summary Compensation Table	34
Outstanding Equity Awards at Fiscal Year End	35
Arrangements with Our Named Executive Officers	35
DIRECTOR COMPENSATION	41
TRANSACTIONS WITH RELATED PERSONS RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES	43
Certain Relationships and Related Person Transactions	43
EQUITY COMPENSATION PLAN INFORMATION	46
HOUSEHOLDING OF PROXY MATERIALS	46
OTHER MATTERS	47

i

MINERVA NEUROSCIENCES, INC.

1601 Trapelo Road

Suite 286

Waltham, MA 02451

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors of the Company, or the Board, is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. The Notice contains instructions about how to access our proxy materials online and vote online. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 25, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Why are you holding a virtual Annual Meeting?

As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the ongoing COVID-19 pandemic, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world. Stockholders will have the same rights and opportunities to participate as they would have at an in-person meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 5, 2022.

How do I attend the Annual Meeting?

You cannot attend the Annual Meeting physically. You can attend the annual meeting by visiting www.virtualshareholdermeeting.com/NERV2022, where you will be able to listen to the Annual Meeting live, submit questions and vote online.

The meeting will be held on Friday, June 10, 2022 at 8:00 a.m. Eastern time. We encourage you to access the Annual Meeting 15 minutes prior to the start time to allow time for online check-in. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all stockholders regardless of their location. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. If you experience technical difficulties during the Annual Meeting, you should call the technical support phone number provided when you log in to the Annual Meeting.

In order to enter the Annual Meeting virtually, you will need the unique 16-digit control number, which is included in the Notice or on your proxy card if you are a stockholder of record of the shares, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you are the beneficial owner of the shares held in “street name.”

What if I cannot virtually attend the Annual Meeting?

You may vote your shares electronically before the meeting by internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting audio-only webcast to vote if you submitted your vote via proxy, by internet or by telephone in advance of the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 11, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 42,721,566 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/NERV2022. In addition, information on how to obtain access to the stockholder list will be available during the ten days preceding the meeting at http://ir.minervaneurosciences.com.

Stockholder of Record: Shares Registered in Your Name

If on April 11, 2022, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting virtually or vote by proxy prior to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy electronically through the Internet, over the telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting via the following link: www.virtualshareholdermeeting.com/NERV2022. However, because you are not the stockholder of record, you may not vote your shares virtually at the meeting via the link unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Election of three (3) directors to hold office until the 2025 Annual Meeting of Stockholders (Proposal 1);

•	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split, as disclosed in this proxy statement (Proposal 2);

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules (Proposal 3);

•

Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022 (Proposal 4); and

•	Approval of the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2 (Proposal 5).

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may either vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominee you specify. For all other matters, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by virtually attending the Annual Meeting (by visiting www.virtualshareholdermeeting.com/NERV2022), vote by proxy over the telephone, vote by proxy over the Internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still virtually attend the Annual Meeting and vote even if you have already voted by proxy.

•

To vote through the Internet before the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern time, on June 9, 2022 to be counted.

•

To vote your shares electronically at the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/NERV2022 during the Annual Meeting while the polls are open and follow the instructions provided. You will be asked to provide the control number from the Notice and follow the instructions.

•

To vote over the telephone from a location in the United States, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern time, on June 9, 2022 to be counted.

•

To vote by using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in such Notice to ensure that your vote is counted. To vote by virtually attending the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2022.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing and returning a proxy card or voting over the Internet, by telephone or by virtually attending the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker, bank or other agent may still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other agents, including those voting on behalf of beneficial owners of Nasdaq-listed companies, can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

The election of directors (Proposal 1) and the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 3) are considered “non-routine.” Your broker, bank or other agent may not vote your shares on Proposal 1 or Proposal 3 without your instructions. In addition, it is possible that brokers will not have discretionary voting authority with respect to the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its common stock at a ratio in the range of 1-for-4 and 1-for-10, inclusive, with such ratio to be determined in the discretion of the Board of Directors (Proposal 2), in which case, if you do not instruct your broker how to vote with respect to Proposal 2, your broker may not vote with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on all of the proposals.

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (Proposal 4) and the approval of the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2 (Proposal 5) are each considered a “routine” matter, and your broker, bank or other agent may vote your shares on these proposals even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of the nominees to the Board, “FOR” approval of an amendment to the Company’s Amended and Restated Certificate of Incorporate to effect a reverse stock split, “FOR” advisory approval of the compensation of the Company’s named executive officers, and “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the Annual Meeting, your proxyholder (designated company officers) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date (which automatically revokes the earlier proxy);

•	You may grant a subsequent proxy through the Internet or by telephone. Your Internet or telephone vote must be received by 11:59 p.m. Eastern time on June 9, 2022 to be counted;

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 286, Waltham, MA 02451; or

•	You may virtually attend the Annual Meeting and vote by visiting www.virtualshareholdermeeting.com/NERV2022. Simply attending the virtual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by a broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December         , 2022, to the Company’s Corporate Secretary at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 286, Waltham, MA 02451, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act; provided, however, that if our 2022 Annual Meeting of Stockholders is held before May 11, 2023 or after July 10, 2023, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy materials for the 2023 Annual Meeting of Stockholders.

Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2023 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 12, 2023 nor earlier than the close of business on February 10, 2023; provided, however, if our 2023 Annual Meeting of Stockholders is not held between May 11, 2023 and July 10, 2023, to be timely, notice by the stockholder must be received not earlier than the 15th day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors (Proposal 1), votes “For,” “Withhold,” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals 2, 3, 4 and 5 and will have the same effect as “Against” votes. Broker non-votes on Proposals 1 and 3 will have no effect and will not be counted towards the vote total for any of those proposals. With respect to Proposal 2, broker non-votes will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” and we therefore expect broker non-votes to exist in connection with those proposals.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect	Not applicable	No effect

2	Approval of an amendment to certificate of incorporation to effect a reverse stock split of common stock at a ratio in the range of 1-for-4 and 1-for-10, inclusive, with such ratio to be determined in the discretion of the Board of Directors	“For” votes from the holders of a majority of the outstanding shares entitled to vote on the matter	Against	Against

3	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or virtually, as applicable, or represented by proxy and entitled to vote on the matter	Against	No effect

4	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm	“For” votes from the holders of a majority of shares present in person or virtually, as applicable, or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

5	Approval of the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2.	“For” votes from the holders of a majority of shares present in person or virtually, as applicable, or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)

(1)

This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 42,721,566 shares outstanding and entitled to vote. Thus, the holders of 21,360,784 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/NERV2022. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. If, at the time of filling any vacancy, the directors then in office constitute less than a majority of the whole Board, upon application of any stockholder(s) holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, the Delaware Court of Chancery may order an election be held to fill such vacancies or to replace the directors chosen by the directors then in office.

The Board presently has seven members. There are three directors in the class whose term of office expires on the date of the Annual Meeting. Each of the three nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All of our directors, except one, serving at the time of our 2021 Annual Meeting of Stockholders attended that meeting either by teleconference or in person.

Required Vote

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if the authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each nominee has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for re-election and each director whose term will continue after the Annual Meeting:

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING

Jeryl Hilleman, age 64, has served on our Board since July 2018. Ms. Hilleman brings extensive experience in life sciences and served as a public company CFO for close to 20 years. Most recently, from June 2014 to November 2019, Ms. Hilleman served as the Chief Financial Officer of Intersect ENT, Inc., a commercial drug delivery company focusing on patients with ear, nose and throat conditions. Prior to Intersect ENT, Ms. Hilleman served as Chief Financial Officer of other public healthcare companies including Ocera Therapeutics, Inc. (subsequently acquired by Mallinckrodt plc), a biopharmaceutical company, Amyris, Inc., a renewable products company, and Symyx Technologies (subsequently acquired by Accelrys, Inc.), a life sciences automation company. Ms. Hilleman has served as a member of the board of directors and chair of the audit committee of NovoCure, Limited since July, 2018, of SI-Bone since December 2019 and of Talis Biomedical since March, 2021. Previously, Ms. Hilleman served as a member of the board of directors and chair of the audit committee of Xenoport, Inc., a publicly-held biopharmaceutical company, from 2005 until it was acquired in 2016. Ms. Hilleman received a B.A. in History from Brown University and an M.B.A. from the Wharton School at the University of Pennsylvania. Our Board believes that Ms. Hilleman’s extensive experience in the pharmaceutical industry and as a chief financial officer qualifies her to serve on our Board.

Dr. Fouzia Laghrissi-Thode, age 59, has served on our Board since May 2015. Dr. Laghrissi-Thode has held positions of leadership at AstraZeneca, Roche and Novartis in a broad range of therapeutic areas, including central nervous system, cardiovascular, metabolic disease and genito-urinary health. She is currently Chief Executive Officer and a member of the board of directors of DalCor Pharmaceuticals. Prior to joining DalCor, Dr. Laghrissi-Thode served as U.S. Vice President for the renal-cardio therapy area at AstraZeneca, Head of the South San Francisco site, and the chief executive officer of ZS Pharma, Inc. She was formerly vice president of the global cardiovascular and metabolism therapy area at AstraZeneca. Dr. Laghrissi-Thode holds an M.D. from the University of Tours School of Medicine in France, is board certified in psychiatry and was an adjunct professor of psychiatry at the University of Pittsburgh. Our Board believes that Dr. Laghrissi-Thode’s extensive experience in the pharmaceutical industry and field of psychiatry qualifies her to serve on our Board.

Dr. Remy Luthringer, age 61, has provided services to us since July 2010, first as a consultant and then as an employee beginning in May 2014. Dr. Luthringer was named our President and Chief Executive Officer in November 2014, and served as President until December 2017. He has served on our Board since November 2014. Dr. Luthringer previously served as an advisor to Medicxi Ventures, formerly Index Ventures Life Sciences, and before that served as an advisor to Index Ventures and as Chief Medical Officer to Index Life VI, a biotechnology fund raised by Index Ventures. Dr. Luthringer also serves on the board of directors of a number of private companies. He received his Ph.D. in Pharmacology and Neurosciences from University Louis Pasteur (France). Our Board believes that Dr. Luthringer should serve on our Board due to his extensive knowledge of our business as well as his corporate vision and operational knowledge, which provide strategic guidance to our Board.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Dr. David Kupfer, age 81, has served on our Board since he was elected by the Board in November 2015. Dr. Kupfer is Distinguished Professor Emeritus of Psychiatry at the University of Pittsburgh School of Medicine, where he chaired that department for 26 years. He also chaired the American Psychiatric Association Task Force for the development of the Fifth Edition of the Diagnostic and Statistical Manual of Mental Disorders, or DSM-5, which defines the criteria for the diagnosis and classification of mental disorders. Dr. Kupfer received his M.D. from Yale University in 1965. Our Board believes that Dr. Kupfer’s extensive experience in the field of psychiatry qualifies him to serve on our Board.

Jan van Heek, age 72, has served on our Board since July 2014. Since 2009, Mr. van Heek has been a Principal and Partner at BioPoint Group, a business development consulting company, where he advises biotechnology and other healthcare companies in commercial strategy development, financing, and business development. He is also currently a board member of Amarin Corporation, a publicly traded biopharmaceutical company. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Our Board believes that Mr. van Heek’s experience in the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, qualifies him to serve as a member of our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING

William F. Doyle, age 59, has served on our Board since December 2017. Mr. Doyle is Executive Chairman of Novocure Ltd., a commercial-stage Nasdaq-listed oncology company, where he has served as Chairman of the Board since 2009 and a director since 2004. Since 2021, Mr. Doyle has served on the board of Elanco, Inc. a New York Stock Exchange-listed animal health company. From 2004 to 2021, Mr. Doyle served as a director of OptiNose, Inc., a Nasdaq-listed specialty pharmaceutical company. From 2015 to 2017, he served on the board of directors of Zoetis Inc., a New York Stock Exchange-listed animal health company. Previously, he was a member of Johnson & Johnson’s Medical Devices and Diagnostics Group Operating Committee and Vice President, Licensing and Acquisitions. While at Johnson & Johnson, Mr. Doyle was also Chairman of the Medical Devices Research and Development Council, Worldwide President of Biosense-Webster, Inc., and a member of the boards of Cordis Corporation and Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary. Earlier he was a management consultant at McKinsey & Company. Mr. Doyle holds an S.B. in materials science and engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Our Board believes Mr. Doyle’s experience serving in executive officer positions, service on multiple boards of directors, and extensive knowledge of the industry qualifies him to serve as a member of our Board.

Hans Peter Hasler, age 66, has served on our Board since December 2017. Until 2020, Mr. Hasler was the Chief Executive Officer of Vicarius Pharma AG, a privately held company that provided strategic options to non-European bio-pharma companies bringing late-stage assets to the European market. He is also Senior Advisor at SBTech Global Advisory. His prior experience includes Elan Corporation, where he was Chief Operating Officer, and Biogen, Inc., where his positions included Chief Operating Officer, Executive Vice President, Head of Global Neurology and International. Previously, Mr. Hasler was at Wyeth Pharmaceuticals as Senior Vice President, Chief Marketing Officer and Managing Director of Wyeth Group Germany and General Manager, Wyeth-Lederle Switzerland, Austria and ECE. Mr. Hasler is Chairman of the Board of HBM Healthcare Investments AG, a SIX Swiss Exchange listed company, since 2009. Since September 2018, Mr. Hasler has been the Chairman of Shield Therapeutics, an AIM-listed specialty-pharma company and is a Director of Gain Therapeutics, listed at Nasdaq, since March 2021. Mr. Hasler holds a Federal Swiss Commercial Diploma and a Marketing Manager Certificate from the Swiss Institute of Business Economy SIB,

Zurich, Switzerland. Our Board believes Mr. Hasler’s experience helping bring late-stage assets to market, as well as his overall experience in the biotech industry in positions of leadership qualifies him to serve as a member of our Board.

Board Diversity Matrix

The Board Diversity Matrix below provides the diversity statistics for our Board of Directors.

Board Diversity Matrix (As of April 14, 2022)
Total Number of Directors	7
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1(1)

(1)	One director did not disclose demographic information related to LGBTQ+ status.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

As required under the Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards and our Corporate Governance Guidelines: William F. Doyle, Hans Peter Hasler, Jeryl Hilleman, Dr. David Kupfer, Dr. Fouzia Laghrissi-Thode, and Jan van Heek. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Luthringer is not considered independent because he is an executive officer of the Company.

There are no family relationships among any of our directors or executive officers.

BOARD LEADERSHIP STRUCTURE

The Company’s Board of Directors is currently chaired by the Chief Executive Officer of the Company, Dr. Luthringer. The Board has also appointed Mr. Doyle as lead independent director.

The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose and provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer).

The Board appointed Mr. Doyle as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair: the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chair and the independent directors, approve information sent to the Board, preside over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to shareholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, the Company believes that it is advantageous for the Company to combine the positions of Chief Executive Officer and Board Chair.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Regarding the coronavirus pandemic (COVID-19), our management remains focused on addressing the concerns of our employees and matters related to our business, as well as updating and communicating with the full Board regularly. The full Board has oversight and has been engaged concerning the monitoring and identification of risks to the Company, including with respect to the actions we are taking to mitigate risks related to this pandemic.

Our Audit Committee has the responsibility to review and discuss with management, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

PROHIBITIONS ON HEDGING, PLEDGING AND SPECULATIVE TRANSACTIONS

Under the terms of our insider trading policy, our officers and directors are prohibited from short-selling our securities and are prohibited from holding our securities in a margin account. In addition, none of our directors or officers may pledge our securities as collateral for a loan, or buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, at any time, without the approval of the Audit Committee.

MEETINGS OF THE BOARD

The Board met four times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2021 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
William F. Doyle	X		X	*
Hans Peter Hasler			X		X
Jeryl Hilleman	X	*
Dr. David Kupfer					X	*
Dr. Fouzia Laghrissi-Thode			X
Dr. Remy Luthringer
Jan van Heek	X
Total meetings in 2021 fiscal year	4		3		1

*	Committee Chairperson

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee, among other things, evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited consolidated financial statements and quarterly unaudited consolidated financial statements with management and the independent registered public accounting firm. In 2021, the Audit Committee met four times.

The Audit Committee is currently composed of three directors: Ms. Hilleman (Chair), Mr. Doyle and Mr. van Heek. The Board has adopted a written Audit Committee charter that is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that Ms. Hilleman and Messrs. Doyle and van Heek are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq listing standards).

The Board has also determined that each of Ms. Hilleman and Mr. van Heek qualify as “audit committee financial experts,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of Ms. Hilleman’s and Mr. van Heek’s level of knowledge and experience based on a number of factors, including their formal education and experience serving on audit committees for public reporting companies. The Board has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements.

Report of the Audit Committee of the Board(1)

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2021 with the management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Respectfully submitted,
The Audit Committee of the Board of Directors

Ms. Jeryl Hilleman, Chair
Mr. William F. Doyle Mr. Jan van Heek

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Doyle (Chair), Mr. Hasler and Dr. Laghrissi-Thode. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt, and oversee the Company’s compensation strategy, policies, plans and programs, including: to establish corporate and individual performance objectives relevant to the compensation of the Company’s executive officers; to review and approve of the compensation and other terms of employment of the Company’s Chief Executive Officer and other executive officers; to review and adopt or make recommendations to the Board in respect of any employment agreements or severance or change-in-control arrangements for the Company’s Chief Executive Officer and other executive officers; to administer the Company’s incentive and equity-based compensation plans; to review and recommend to the Board a succession plan for the Company’s Chief Executive Officer and other executive officers; and to review the compensation of the Company’s non-employee directors and recommend any proposed changes to the Board.

In addition, the Board has also determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least twice annually, and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The Compensation Committee has full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Radford as compensation consultant. The Compensation Committee requested that Radford:

•

evaluate the efficacy of and assist in refining the Company’s overall compensation philosophy and practices, including as related to base pay, bonus percentage, and the Company’s equity incentive and long-term incentive plans, to support and reinforce the Company’s long-term strategic goals; and

•	review executive and outside director compensation in comparison to peer data and best market practices.

As part of its engagement, Radford reviewed a peer group of publicly traded companies in the life sciences industry at a stage of development, market capitalization, and size comparable to ours, which companies the Compensation Committee believed were generally comparable to us and against which the Compensation Committee believed we competed for executive talent. At the request of the Compensation Committee, Radford also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the markets in which the Company competes. Radford ultimately developed broad based recommendations using benchmarks that were presented to the Compensation Committee for its consideration.

In 2014, the Board formed a Non-Senior Officer Stock Option Subcommittee, or the Subcommittee, composed of the Chief Executive Officer, to which it delegated authority to grant, without any further action required by the Board or the Compensation Committee, stock options to newly hired individuals who carry titles lower than vice president, up to a defined number of shares depending on the title of the employee. In May 2015, the Board approved an amended and restated policy for delegating authority for grants of equity awards to newly hired individuals. Under the amended and restated policy, the Subcommittee, currently composed of Dr. Luthringer, may now grant stock options to newly hired individuals who carry titles lower than senior vice president, within a designated range of shares depending on the title of the employee. The purpose of this delegation of authority is to facilitate the timely grant of options to new non-senior management employees within specified limits approved by the Board. During the fiscal year ended December 31, 2021, the Subcommittee exercised its authority to grant 25,000 options to a new non-senior officer employee.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, adjustments to the compensation of existing executives, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new trends, plans or approaches to compensation, at various meetings throughout the year; for example, on October 9, 2020 (as subsequently amended on April 13, 2021), we adopted a retention program reviewed by the Compensation Committee for certain of our key employees, pursuant to which we provide cash and equity incentives designed to retain such employees, including our executive officers. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer for the Compensation Committee’s approval. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee in consultation with the Board, which determines any adjustments to his compensation as well as equity awards to be granted. Some of the key factors the Compensation Committee considers in making pay decisions are as follows: historical compensation levels, relative position to the market, internal equity, individual and Company performance, strategic importance of role, and retention risk, among others. In 2021, the Compensation Committee met three times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible, among other things, for identifying candidates qualified to serve as directors of the Company (consistent with criteria approved by the Board), recommending to the Board candidates for election as directors and the composition of each of the committees of the Board, overseeing the evaluation of the Board and its committees, and developing the Company’s corporate governance policies. In 2021, the Nominating and Corporate Governance Committee met one time.

The Nominating and Corporate Governance Committee is composed of two directors: Dr. Kupfer (Chair) and Mr. Hasler. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including possessing the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment, and the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to identify qualified director candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation addressed to our Corporate Secretary at 1601 Trapelo Road, Suite 286, Waltham, MA 02451 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

While the Company has not established a formal policy for stockholder communications with the Board, stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of the Company at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 286, Waltham, MA 02451.

These communications may be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which applies to all officers, directors, and employees. The Code of Ethics is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK

General

Our Board of Directors has adopted and is recommending that our stockholders approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation, and thereby authorize our Board of Directors, if in their judgment it is necessary, to select and file one such amendment to effect a reverse stock split of our outstanding shares of common stock. Holders of our common stock are being asked to approve a series of alternate amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1-for-4 to 1-for-10, inclusive, with such ratio to be determined in the discretion of our Board of Directors. Pursuant to the law of the State of Delaware, our state of incorporation, if our Board of Directors adopts any amendment to our Amended and Restated Certificate of Incorporation, the amendment must be submitted to our stockholders for their approval. The form of proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split is attached as Annex A to this Proxy Statement. However, the text of the proposed amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board of Directors deems necessary and advisable to effect the proposed amendment of our Amended and Restated Certificate of Incorporation.

By approving this proposal, stockholders will approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation pursuant to which any whole number of outstanding shares between and including 4 and 10 would be combined into one share of our common stock, and authorize our Board of Directors to file only one such amendment, as determined by our Board of Directors in the manner described herein, and to abandon each amendment not selected by our Board of Directors. Our Board of Directors believes that stockholder approval of amendments granting our Board of Directors this discretion, rather than approval of a specified exchange ratio, provides our Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders. Our Board of Directors may effect only one reverse stock split as a result of this authorization. Our Board of Directors may also elect not to do any reverse split. Our Board of Directors’ decision as to whether and when to effect the reverse stock split will be based on a number of factors, including market conditions, existing and expected trading prices for our common stock, and the continued listing requirements of The Nasdaq Stock Market (“Nasdaq”). Although our stockholders may approve the reverse stock split, we will not effect the reverse stock split if our Board of Directors does not deem it to be in the best interests of the Company and its stockholders. The reverse split will take effect, if at all, after it is approved by our stockholders holding a majority of the shares of our common stock outstanding, is deemed by the Board of Directors to be in the best interests of the Company and its stockholders, and after filing the amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Background

Our common stock is currently quoted on the Nasdaq Global Market. In order for our common stock to continue to be quoted on Nasdaq, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our common stock must have a minimum bid price of at least $1.00 per share. If we are unable to meet the Nasdaq requirements, our common stock may be transferred to the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau.

Under Nasdaq’s listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive business days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive business days during the applicable grace period following notification by Nasdaq, Nasdaq may delist our common stock from trading. If a delisting from Nasdaq were to occur, our common stock would trade on the OTC Bulletin Board or in the “pink sheets.” Such alternatives are generally considered to be less efficient markets and not as broad as Nasdaq.

On January 12, 2022, Nasdaq notified us that the bid price of our common stock had closed below the required $1.00 per share for 30 consecutive trading days, and, accordingly, that we did not comply with the applicable Nasdaq minimum bid price requirement. We were provided 180 calendar days, or until July 11, 2022, by Nasdaq to regain compliance with this requirement.

Our Board of Directors adopted resolutions, subject to approval by our stockholders, to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1-for-4 to 1-for-10, inclusive, with such ratio to be determined in the discretion of our Board of Directors. These resolutions were approved as a means of increasing the share price of our common stock above $1.00, which is required for continued listing on Nasdaq.

Purpose and Material Effects of Proposed Reverse Split

One of the key requirements for continued listing on Nasdaq is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. We also believe that the higher share price could help generate interest in us among investors. Furthermore, we believe that maintaining our Nasdaq listing may provide us with a broader market for our common stock.

However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the reverse split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split. The market price per post-reverse split share may not either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The reverse split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our company or proportionate voting power, except for minor adjustment due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares. No fractional shares will be issued in connection with the reverse stock split. Instead, holders of common stock who would otherwise receive a fractional share of common stock pursuant to the reverse stock split will receive cash in lieu of the fractional share as explained more fully below.

The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced to a number of shares between and including one-fourth to one-tenth, as the case may be based on the ratio for the reverse stock split as determined by our Board of Directors, of the number of shares outstanding on the date of the reverse stock split, (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, between and including one-fourth to one-tenth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to between and including 4 to 10 times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, as the case may be based on the ratio for the reverse stock split as determined by our Board of Directors, and (iii) the number of shares reserved for issuance pursuant to our Amended and Restated 2013 Equity Incentive Plan will be reduced to between and including one-fourth to one-tenth of the number of shares then included in such plan, as the case may be based on the ratio for the reverse stock split as determined by our Board of Directors.

The following table contains approximate information, based on share information as of April 11, 2022 (the record date for the Annual Meeting), relating to our outstanding common stock based on selected proposed reverse stock split ratios within the range of reverse stock split ratios to be authorized by our stockholders, without giving effect to the treatment of fractional shares:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-reverse stock split	125,000,000	42,721,566	11,102,123	71,176,311
Post-reverse stock split 1:4	125,000,000	10,680,392	2,775,531	111,544,078
Post-reverse stock split 1:6	125,000,000	7,120,261	1,850,354	116,029,385
Post-reverse stock split 1:8	125,000,000	5,340,196	1,387,765	118,272,039
Post-reverse stock split 1:10	125,000,000	4,272,157	1,110,212	119,617,631

The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to between and including one-fourth to one-tenth of its present amount, as the case may be based on the ratio for the reverse stock split as determined by our Board of Directors, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Because our authorized common stock will not be reduced by the reverse stock split, the overall effect will be an increase in authorized but unissued shares of common stock. These shares may be issued by our Board of Directors in its discretion. At present, our Board of Directors has no plans to issue the authorized but unissued shares of common stock that will be made available in the event the stockholders approve the reverse stock split proposal and our Board of Directors elects to implement a reverse stock split. However, if the reverse stock split is implemented, the resulting increase in the authorized but unissued shares may be used for various purposes without further stockholder approval. These purposes may include raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the Company’s business or product lines through the acquisition of other businesses or products; and other purposes. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

While our Board of Directors believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, our Board of Directors is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders, seeking to control the Company. The reverse stock split is not being recommended by our Board of Directors as part of an anti-takeover strategy.

Certain Effects of the Reverse Split

Stockholders should recognize that if the reverse split is effectuated they will own fewer shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the amendment divided by 4 to 10, as the case may be based on the ratio for the reverse stock split as determined by our Board of Directors). The reverse split will have no effect on the number of our currently authorized but unissued shares of common stock. While we expect that the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of the reverse split. Furthermore, the possibility exists that liquidity in the market for our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. The reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. Consequently, the reverse split may not achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the reverse split is approved by our stockholders, the reverse stock split would become effective at such time as it is deemed by our Board of Directors to be in the best interests of the Company and its stockholders and we file the amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware. Even if the reverse stock split is approved by our stockholders, our Board of Directors has discretion not to carry out or to delay in carrying out the reverse stock split. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

As soon as practicable after the effective time of the reverse stock split, stockholders will be notified that the reverse split has been effected. If you hold shares of common stock in a book-entry form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split with instructions on how to exchange your shares. After you submit your completed transmittal letter, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the reverse split indicating the number of shares of common stock you hold.

We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our common stock for a statement of holding. Stockholders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for post-split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. No new post-split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning on the effective time of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Cash Payment In Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of any reverse stock split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the reverse stock split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the common stock on The Nasdaq Global Market during regular trading hours for the five consecutive trading days immediately preceding the filing of the amendment to our Amended and Restated Certificate of Incorporation (with such average closing sales prices being adjusted to give effect to the reverse stock split). After the reverse stock split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

As of April 11, 2022, there were 7 stockholders of record of our common stock. Upon stockholder approval of this Proposal 2, if our Board of Directors elects to implement the proposed reverse stock split, stockholders owning, prior to the reverse stock split, less than the number of whole shares of common stock that will be combined into one share of common stock in the reverse stock split would no longer be stockholders. For example, if a stockholder held five shares of common stock immediately prior to the reverse stock split and the reverse stock split ratio selected by the Board of Directors was 1:10, then such stockholder would cease to be a stockholder of the Company following the reverse stock split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above. Based on our stockholders of record as of April 11, 2022, and assuming a reverse stock split ratio of 1-for-4, we expect that cashing out fractional stockholders would reduce the number of stockholders of record by one holder.

Criteria to be used for Decision to Apply the Reverse Stock Split

In the event that approval for the reverse stock split is obtained, our Board of Directors will be authorized to proceed with the reverse split. If our stock closes at a bid price equal to or greater than $1.00 for the ten business days prior to the Annual Meeting, our Board of Directors may delay its decision to execute the reverse stock split indefinitely. In that case, if at any time during the twelve month period following the Annual Meeting the stock price falls below $1.00 for a 30 day period and therefore fails to comply with the applicable Nasdaq minimum listing requirements, then the reverse stock split may be executed as a cure for this condition.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse split and we will not independently provide our stockholders with any such right.

Certain Material Federal Income Tax Consequences to U.S. Holders

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to certain U.S. Holders (as defined below) of our common stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder and administrative rulings, court decisions and other legal authorities related thereto, each as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations. Any such change or differing interpretation, which may or may not be retroactive, could alter the tax consequences to the stockholders described herein. This discussion is included for general informational purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder.

The discussion below only addresses stockholders who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). It does not address all aspects of U.S. federal income tax that may be relevant to a stockholder in light of such stockholder’s particular circumstances or to a stockholder subject to special rules, such as brokers or dealers in securities or foreign currencies, stockholders that are not U.S. Holders, regulated investment companies, real estate investment trusts, traders in securities who mark to market, banks, financial institutions or insurance companies, mutual funds, stockholders holding their stock through individual retirement or other tax-deferred accounts, tax-exempt organizations, stockholders holding their stock as “qualified small business stock” pursuant to Section 1202 of the Code or as Section 1244 stock for purposes of the Code, stockholders who acquired their stock in connection with the exercise of warrants, stock options or stock purchase plans or other employee plans or compensatory arrangements, stockholders whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (or persons holding our common stock through such entities), stockholders who hold their stock as part of an integrated investment (including a “straddle,” a pledge against currency risk, a hedge or other “constructive” sale or “conversion” transaction) comprised of shares of our common stock and one or more other positions, stockholders who exercise dissenters’ or appraisal rights, or stockholders who may have acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code. In addition, this summary does not address any tax consequences other than certain U.S. federal income tax consequences of the reverse stock split, including the tax consequences of the reverse stock split under state, local or non-U.S. tax laws, or under estate, gift, excise or other non-income tax laws, the alternative minimum tax or the Medicare contribution tax on net investment income, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the reverse stock split (whether or not any such transactions are consummated in connection with the reverse stock split) including, without limitation, the tax consequences to holders of options, warrants or similar rights to acquire our common stock.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Our view regarding the tax consequences of the reverse stock split is not binding with the Internal Revenue Service (“IRS”) or the courts. We have not sought, and do not intend to seek, any tax opinion from counsel or ruling from the IRS with respect to any of the statements made in this summary. There can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences of the reverse stock split

We intend to treat the reverse stock split as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of common stock (as described below). A U.S. Holder’s aggregate tax basis in the shares of common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of common stock), and such U.S. Holder’s holding period for the shares of the common stock received should include the holding period for the shares of common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of common stock surrendered to the shares of common stock received in a recapitalization pursuant to the reverse stock split. U.S. Holders should consult their tax advisors as to application of the foregoing rules where shares of common stock were acquired at different times or at different prices.

Cash in Lieu of Fractional Shares

A U.S. Holder who receives cash in lieu of a fractional share of common stock pursuant to the reverse stock split is expected to recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s tax basis in the shares of common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock surrendered in the reverse stock split exceeds one year at the time of the reverse stock split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code.

Information Reporting and Backup Withholding

A holder of common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the reverse stock split. To avoid backup withholding, each holder of common stock that does not otherwise establish an exemption should provide its taxpayer identification number and comply with the applicable certification procedures. Holders of common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, as well as the procedures for obtaining a credit or refund if backup withholding is imposed.

The preceding discussion is intended only as a summary of certain material U.S. federal income tax consequences of the reverse stock split. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of our common stock should consult their own tax advisors as to the specific tax consequences of the reverse stock split them, including record retention and tax-reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

Required Vote

The affirmative vote of a majority of the outstanding shares of our common stock on the record date is required to approve an amendment to our Amended and Restated Certificate of incorporation to effect a reverse stock split of our common stock. Abstentions and broker non-votes, if any, will have the same effect as “Against” votes.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC rules.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers is disclosed in the section entitled “Executive and Director Compensation” below, including the compensation tables and narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives, whose knowledge, skills and performance are critical to our success, and to motivate these executive officers to achieve our business objectives and lead us in a competitive environment.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. Our Board and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will have the same effect as “Against” votes. Broker non-votes will have no effect.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that the Company’s management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s consolidated financial statements since the fiscal year ended December 31, 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting, will be required to ratify the selection of Deloitte & Touche LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents the aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2021	2020
Audit fees(1)	$478,000	$520,000
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

Total fees	$478,000	$520,000

(1)

For both fiscal years ended December 31, 2021 and 2020, audit fees represent fees for audit services rendered in connection with the audit of our consolidated financial statements, as well as fees associated with reviews of documents filed with the SEC, our Annual Report on Form 10-K and our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q. For the fiscal year ended December 31, 2020, audit fees also include those associated with the filing of a registration statements on Form S-8, and the delivery of related consents.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2021 consolidated financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor, or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

PROPOSAL 5

AUTHORIZATION TO ADJOURN THE ANNUAL MEETING

General

If the Annual Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 2, our proxy holders may move to adjourn the Annual Meeting at that time in order to enable our Board of Directors to solicit additional proxies.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Annual Meeting to another time and place, if necessary, to solicit additional proxies in the event that there are not sufficient votes to approve Proposal 2. If our stockholders approve this proposal, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 2, we could adjourn the Annual Meeting without a vote on such proposal and seek to convince our stockholders to change their votes in favor of such proposal.

If it is necessary to adjourn the Annual Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Annual Meeting of the time and place to which the Annual Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will have the same effect as “Against” votes.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their ages as of March 31, 2022. Biographical information for our Chief Executive Officer and director, Dr. Remy Luthringer, is included above with the director biographies under the caption “Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting.”

Name	Age	Position
Dr. Remy Luthringer	61	Chief Executive Officer and Executive Chairman of the Board of Directors
Geoffrey Race	61	President
Frederick Ahlholm	56	SVP, Chief Financial Officer and Secretary

Geoffrey Race has provided services to us since July 2010, first as a consultant and then as an employee beginning in May 2014. Mr. Race most recently held the positions of the Company’s Executive Vice President and Chief Financial Officer, from May 2014 to October 2021, and Chief Business Officer from January 2016 to October 2021. Prior to joining us, Mr. Race served as the Chief Executive Officer and acting Chief Financial Officer of Funxional Therapeutics Ltd., a clinical stage pharmaceutical company which was spun out of Cambridge University, UK, from June 2010 to November 2013. Mr. Race is currently a member of the board of directors of Huq Industries Ltd. and F-star Therapeutics Ltd. Mr. Race is a Fellow of the Institute of Chartered Management Accountants and earned his M.B.A. from Durham University Business School (UK).

Frederick Ahlholm has provided services to us since January 2014, first as a consultant and then as an employee beginning in June 2014. Mr. Ahlholm most recently held the positions of the Company’s Vice President and Chief Accounting Officer from July 2014 to October 2021, and Senior Vice President of Finance from May 2015 to October 2021. Prior to joining us, from 2010 to 2013, Mr. Ahlholm served as Vice President of Finance and also as Chief Accounting Officer for Amarin Corporation, a commercial biopharmaceutical company. Mr. Ahlholm has over 15 years of experience leading the finance organization at publicly-traded biotech companies, is a CPA and earned his BA in Business Administration at the University of Notre Dame.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2022 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

NAME	Beneficial Ownership(1) Shares	Percentage
Named Executive Officers and Directors:
Dr. Remy Luthringer(2)	1,059,761	2.5%
Geoffrey Race(3)	258,021	*
Frederick Ahlholm(4)	38,372	*
Michael Davidson(5)	28,333	*
William F. Doyle(6)	216,111	*
Dr. Fouzia Laghrissi-Thode(7)	125,000	*
Dr. David Kupfer(8)	316,488	*
Hans Peter Hasler(9)	125,000	*
Jan van Heek(10)	179,800	*
Jeryl Hilleman(11)	96,000	*
All current executive officers and directors as a group (9 persons)(12)	2,414,553	5.5%
Greater than 5% Stockholders:
Funds affiliated with Federated Hermes, Inc.(13)	9,610,200	22.5%
Funds affiliated with The Vanguard Group(14)	4,025,746	9.4%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

This table is based upon information supplied by officers, directors and, in the case of principal stockholders, Schedules 13D and 13G filed with the SEC or information provided by our transfer agent, Computershare Trust Company, N.A. The address of each executive officer and director listed on the table is c/o Minerva Neurosciences, Inc. 1601 Trapelo Road, Suite 286, Waltham, MA 02451. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the executive officers and directors named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 42,721,566 shares outstanding on March 31, 2022, adjusted as required by rules promulgated by the SEC.

(2)

Consists of (a) 926,604 shares of common stock beneficially owned by Wint2felden Holding SA, a company wholly owned by Dr. Luthringer; (b) 66,490 shares of common stock owned by Dr. Luthringer himself, and (c) options to purchase 66,667 shares of common stock that are exercisable within 60 days of March 31, 2022.

(3)	Consists of (a) 211,354 shares of common stock and (b) options to purchase 46,667 shares of common stock that are exercisable within 60 days of March 31, 2022.
(4)	Consists of (a) 10,039 shares of common stock and (b) options to purchase 28,333 shares of common stock that are exercisable within 60 days of March 31, 2022.
(5)	Consists of options to purchase 28,333 shares of common stock that are exercisable within 60 days of March 31, 2022.
(6)	Consists of (a) 26,111 shares of common stock and (b) options to purchase 190,000 shares of common stock that are exercisable within 60 days of March 31, 2022.

(7)	Consists of options to purchase 125,000 shares of common stock that are exercisable within 60 days of March 31, 2022.
(8)	Consists of (a) 191,488 shares of common stock and (b) options to purchase 125,000 shares of common stock that are exercisable within 60 days of March 31, 2022.
(9)	Consists of (a) 10,000 shares of common stock and (b) options to purchase 115,000 shares of common stock that are exercisable within 60 days of March 31, 2022.
(10)	Consists of (a) 20,333 shares of common stock and (b) options to purchase 159,467 shares of common stock that are exercisable within 60 days of March 31, 2022.
(11)	Consists of (a) 1,000 shares of common stock and (b) options to purchase 95,000 shares of common stock that are exercisable within 60 days of March 31, 2022.
(12)	Consists of (a) 1,463,419 shares of common stock and (b) options to purchase 951,134 shares of common stock that are exercisable within 60 days of March 31, 2022.
(13)

This information is based solely on the information reported on the Schedule 13G/A filed by Federated Hermes, Inc. on February 14, 2022. Federated Heremes, Inc. (the “Federated Parent”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Federated Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that collectively own 9,610,200 shares of common stock. The Federated Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of the Federated Parent. All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. The address of Federated Investors is Federated Investors Tower, Pittsburgh, Pennsylvania 15222.

(14)

This information is based solely on the information reported on the Schedule 13G/A filed by The Vanguard Group on February 10, 2022. The Vanguard Group and/or its subsidiaries have sole dispositive power with respect to 4,009,756 shares of common stock of the Company and shared dispositive power with respect to 15,990 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Mr. Hasler inadvertently failed to timely file one Form 4 report disclosing his acquisition of certain stock options that were granted by the Board of Directors on June 11, 2021. Form 4 report reporting such acquisition was filed on June 16, 2021.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2021 and 2020, the compensation of the Company’s Chief Executive Officer, the two other most highly compensated executive officers as of December 31, 2021, and two additional individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers of the Company (collectively, our “named executive officers”).

NAME AND PRINCIPAL POSITION	YEARS	SALARY ($)	BONUS ($)		OPTIONS AWARDS ($)(5)	STOCK AWARDS ($)(6)	ALL OTHER COMPENSATION ($)		TOTAL ($)
Dr. Remy Luthringer	2021	584,889	604,244	(1)	—		—		1,189,133
Chief Executive Officer	2020	565,110	282,555		995,797		2,640		1,846,102
Geoffrey Race	2021	442,293	434,815	(2)	—		3,331	(7)	880,439
President	2020	427,336	213,668		740,597		3,191		1,384,792
Frederick Ahlholm	2021	379,692	220,013	(3)	—		10,978	(8)	610,683
SVP, Chief Financial Officer and Secretary
Michael Davidson	2021	399,693	257,773	(4)	—		—		657,466
Chief Medical Officer

(1)

Represents $282,555 paid to Mr. Luthringer in January 2021 as a transaction bonus pursuant to his Retention Benefits Letter Agreement, disclosed in Exhibit 10.1 to the Form 10-Q filed with the SEC on November 2, 2020, and $321,689 paid to Mr. Luthringer in December 2021 as 100% of his annual target bonus for 2021 guaranteed under the Supplemented Retention Program. See “Retention Program” below.

(2)

Represents $213,668 paid to Mr. Race in January 2021 as a transaction bonus pursuant to his Retention Benefits Letter Agreement, disclosed in Exhibit 10.2 to the Form 10-Q filed with the SEC on November 2, 2020, and $221,147 paid to Mr. Race in December 2021 as 100% of his annual target bonus for 2021 guaranteed under the Supplemented Retention Program. See “Retention Program” below.

(3)

Represents $45,887 paid to Mr. Ahlholm in January 2021 as a transaction bonus pursuant to his Retention Benefits Letter Agreement, disclosed in Exhibit 10.5 to the Form 10-Q filed with the SEC on November 2, 2020, and $84,126 and $90,000, respectively, paid to Mr. Ahlholm in each of July 2021 and December 2021, each representing 50% of his annual target bonus for 2021 and guaranteed under the Supplemented Retention Program. See “Retention Program” below.

(4)

Represents $57,926 paid to Mr. Davidson in January 2021 as a transaction bonus pursuant to his Retention Benefits Letter Agreement, disclosed in Exhibit 10.7 to the Form 10-Q filed with the SEC on November 2, 2020, and $99,923.50 paid to Mr. Davidson in each of July 2021 and December 2021, each representing 50% of his annual target bonus for 2021 and guaranteed under the Supplemented Retention Program. See “Retention Program” below.

(5)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2021 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC 718”). Assumptions used in valuing options are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022. The aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting or exercise of the stock options, or the sale of the common stock underlying such stock options.

(6)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the performance-based vesting restricted stock unit awards, or New PRSUs, granted pursuant to our tender offer in August 2021, see “Arrangements with our Named Executive Officers—Stock Option Exchange Program” below, computed in accordance with ASC 718 and excluding the effect of estimated forfeitures. Assumptions used in valuing the New PRSUs are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022. Because the New PRSUs are subject to performance-vesting conditions, the grant date fair value reported was based upon the probable outcome. The value of the New PRSUs on the grant date, assuming the highest level of performance conditions will be achieved, is $2,578,892 for Dr. Luthringer, $1,375,783 for Mr. Race, $581,010 for Mr. Ahlholm and $584,121 for Mr. Davidson, which is based on maximum performance-vesting of the New PRSUs multiplied by the closing price of our common stock on the grant date. For additional information regarding the specific terms of the New PRSUs granted to our Named Executive Officers, see “Outstanding Equity Awards at Fiscal Year-End” below.

(7)	Represents $3,331 paid in 2021 by the Company for Mr. Race’s life insurance premiums.
(8)	Represents $10,150 paid in 2021 by the Company in 401(k) contributions and $828 paid in 2021 by the Company for Mr. Ahlholm’s life insurance premiums.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2021, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of shares or units of stock that have not vested (#)		Equity Incentive Plan Awards: Market value of shares or units of stock that have not vested ($)
Dr. Remy Luthringer	66,667	133,333	(1)	3.50	10/12/2030	704,615	(2)	$563,692
Geoffrey Race	46,667	93,333	(1)	3.50	10/12/2030	375,897	(2)	$300,718
Frederick Ahlholm	28,333	56,667	(1)	3.50	10/12/2030	158,746	(2)	$126,997
Michael Davidson	28,333	56,667	(1)	3.50	10/12/2030	159,596	(2)	$127,677

(1)	One-third of the shares subject to the option vest and become exercisable on December 31, 2021, and the balance of the shares vest and become exercisable on December 31, 2022.
(2)

Consists of New PRSUs granted pursuant to our tender offer in August 2021, which vest as follows: (i) 50% of the New PRSUs vest upon FDA acceptance of a new drug application for roluperidone, provided that such acceptance is not “over protest” and occurs within three years after the grant date, and (ii) remaining unvested New PRSUs vest upon roluperidone receiving FDA marketing approval, subject, in either case, to the grantee’s continued service through the applicable milestone. The number of New PRSUs assumes threshold achievement level of 50%, representing FDA acceptance of a new drug application for roluperidone within three years after the grant date.

ARRANGEMENTS WITH OUR EXECUTIVE OFFICERS

Each of our named executive officers is party to a written employment, offer or consulting agreement with us. Before becoming employees, Dr. Luthringer, Mr. Race and Mr. Ahlholm provided services to us under consulting agreements.

Dr. Remy Luthringer

We entered into an Amended and Restated Employment Agreement with Dr. Luthringer through our wholly owned subsidiary, Mind-NRG SARL, on August 1, 2016, which sets forth the current terms of his employment with us. Dr. Luthringer’s principal place of work is the main office of the Company in Geneva, Switzerland. In 2021, Dr. Luthringer was entitled to an annual base salary of $584,889, which increased to $600,096 starting January 1, 2022. Dr. Luthringer is also eligible for a discretionary bonus payment for each calendar year that ends during his employment with a target amount of up to 55% of his base salary for that calendar year. Dr. Luthringer is also eligible to participate in the Company’s employee benefit, welfare and other plans generally available to the other similarly situated employees of the Company, as may be maintained by the Company from time to time, and he is eligible for equity awards under the Company’s equity incentive plans, subject to the Company’s discretion.

Pursuant to Dr. Luthringer’s employment agreement, he or the Company may terminate his employment upon six months written notice, or immediately if there are “valid reasons” under Swiss law.

If Dr. Luthringer’s employment with us ends due to his death, his beneficiaries or estate will be entitled to (1) payment of any earned but unpaid base salary; (2) one month of base salary, or two months of base salary with more than 5 years of service; (3) payment of any vacation time earned but not used; (4) pro-rata payment of his discretionary annual bonus; and (5) payment of any amounts accrued and payable under the terms of any of our benefit plans.

If Dr. Luthringer’s employment with us ends due to his disability or we terminate his employment for “cause,” he will be entitled to (1) payment of his base salary during the six-month written notice period; (2) payment of any earned but unpaid base salary; (3) payment of any vacation time earned but not used; and (4) payment of any amounts accrued and payable under the terms of any of our benefit plans.

If Dr. Luthringer’s employment with us ends without “cause” and not by reason of disability, or he resigns for “good reason,” he will be entitled to (1) payment of his base salary during the six-month written notice period; (2) payment of any earned but unpaid base salary; (3) payment of any vacation time earned but not used; (4) payment of any amounts accrued and payable under the terms of any of our benefit plans; (5) continued payment of his base salary for six months; (6) pro-rata payment of his discretionary annual bonus; and (7) vesting of his outstanding equity awards as to that number of the then-unvested underlying shares of common stock that would have vested over the six-month period following the end of Dr. Luthringer’s employment.

If Dr. Luthringer’s employment with us or our successor ends due to his resignation for “good reason” or his termination by us or our successor without “cause,” in each case within 12 months immediately following a change in control of the Company, Dr. Luthringer will be entitled to (1) payment of his base salary during the six-month written notice period; (2) payment of any earned but unpaid base salary; (3) payment of any vacation time earned but not used; (4) payment of any amounts accrued and payable under the terms of any of our benefit plans; (5) continued payment of his base salary for 18 months; (6) 100% of his target annual performance bonus for the year in which the termination occurs; and (7) vesting of his outstanding equity awards as to all then-unvested underlying shares of common stock.

Dr. Luthringer’s severance benefits are conditioned, among other things, on a satisfactory release of claims in favor of the Company and his compliance with post-termination obligations under his employment agreement.

For purposes of Dr. Luthringer’s employment agreement, Dr. Luthringer may end his employment by resignation for “good reason” if, without his written consent, there is (1) a material diminution in the nature or scope of his responsibilities, duties or authority; (2) a material reduction in his base salary; (3) relocation of his principal work location more than 50 miles from the location of his principal work location as of immediately prior to such relocation; or (4) our material breach of his employment agreement. Further, for purposes of Dr. Luthringer’s employment agreement, we may terminate him for “cause” if he (1) is convicted of a felony or misdemeanor involving moral turpitude; (2) commits an act of fraud or embezzlement against us or our affiliates; (3) materially breaches his employment agreement and fails to cure such breach within 30 days; (4) materially violates any of our written policies and fails to cure such violation within 30 days; (5) materially fails or materially refuses to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of our board of directors that are consistent with his position, and such material failure or material refusal continues for 30 days following written notice from the Company; (6) willfully engages in conduct or willfully omits to take any action, resulting in material injury to us or our affiliates, monetarily or otherwise (including with respect to our ability to comply with our legal or regulatory obligations); or (7) materially breaches his fiduciary duties as our officer or as a member of our board of directors.

Geoffrey Race

We entered into an Amended and Restated Employment Agreement with Mr. Race through our wholly owned subsidiary, Mind-NRG SARL, on August 1, 2016, which sets forth the current terms of his employment with us, as amended by that certain First Amendment to Employment Agreement dated October 11, 2021. Mr. Race’s principal place of work is Cambridge, United Kingdom. In 2021, Mr. Race was entitled to an annual base salary of $442,293, which increased to $454,898 starting January 1, 2022. Mr. Race is also eligible for a discretionary annual bonus payment for each calendar year that ends during his employment of up to 50% of his base salary for that calendar year. Mr. Race is also eligible to participate in the Company’s employee benefit, welfare and other plans generally available to the other similarly situated employees of the Company, as may be maintained by the Company from time to time, and he is eligible for equity awards under the Company’s equity incentive plans, subject to the Company’s discretion.

Pursuant to Mr. Race’s employment agreement, he or the Company may terminate his employment upon 12-month written notice. The Company may also, in its sole and absolute discretion, immediately terminate Mr. Race’s employment, provided Mr. Race receives payment of his salary during the 12-month written notice period in lieu of notice and with pro-rata payment of his discretionary annual bonus.

If Mr. Race’s employment with us ends due to his death, his beneficiaries and/or estate will be entitled to, among other accrued obligations, a payment of a pro-rata portion of his annual performance bonus.

If Mr. Race’s employment with us ends due to his termination by us other than for “cause,” he will be entitled to (1) payment of his salary during the 12-month written notice period; (2) pro-rata payment of his discretionary annual bonus; and (3) vesting of his outstanding equity awards as to that number of the then-unvested underlying shares of common stock that would have vested over the 12-month period following the end of Mr. Race’s employment.

If Mr. Race’s employment with us or our successor ends due to his resignation for “good reason” or his termination by us or our successor without “cause” (and not due to death) within 12 months immediately following a change in control of the Company, Mr. Race will be entitled to (1) payment of his salary during the 12-month written notice period; (2) pro-rata payment of his discretionary annual bonus; and (3) vesting of his outstanding equity awards as to that number of the then-unvested underlying shares of common stock that would have vested over the 12-month period following the end of Mr. Race’s employment; (4) payment equal to 12 months’ base salary; (5) 100% of his target annual performance bonus for the year in which the termination occurs; and (6) vesting of his outstanding equity awards as to all then-unvested underlying shares of common stock.

Mr. Race’s benefits are conditioned, among other things, on a satisfactory release of claims in favor of the Company and his compliance with post-termination obligations under his employment agreement.

For purposes of Mr. Race’s employment agreement, Mr. Race may end his employment by resignation for “good reason” if, without his written consent, there is (1) a material diminution in the nature or scope of his responsibilities, duties or authority; (2) a material reduction in his base salary; (3) relocation of his principal work location more than 50 miles from the location of his principal work location as of immediately prior to such relocation; or (4) our material breach of his employment agreement. Further, for purposes of Mr. Race’s employment agreement, we may terminate him for “cause” if he (1) commits any act of gross misconduct; (2) commits any material or persistent breach of the terms of his employment agreement, including any willful neglect or refusal to carry out any of his duties or to comply with any reasonable and lawful instructions from our board; (3) materially violates any of our written policies and fails to cure such violation within thirty (30) days following written notice from us; (4) commits an act of fraud or embezzlement against us or our affiliates; (5) willfully engages in conduct or willfully omits to take any action, resulting in material injury to us or our affiliates, monetarily or otherwise (including with respect to our or our affiliates’ ability to comply with our or their legal or regulatory obligations); (6) materially breaches his fiduciary duties as our officer or as a member of our board of directors; (7) is convicted of any criminal offense (other than an offense under the Road Traffic Acts for which a penalty of imprisonment cannot be imposed); (8) commits any act which constitutes an offense under the Bribery Act 2010 whether done for our benefit or not; (9) has a bankruptcy order made against him or enters into a voluntary arrangement with his creditors; or (10) is prohibited by law from holding office in the Company or any other company or is disqualified or disbarred from membership of, or be subject to any serious disciplinary sanction by any professional or other body, which undermines the confidence of the board of directors in his continued employment with the Company.

Frederick Ahlholm

We entered into an Amended and Restated Employment Agreement with Mr. Ahlholm on October 11, 2021, which replaced and superseded the May 30, 2014 and the August 1, 2016 offer letters between Mr. Ahlholm and us. Mr. Ahlholm’s principal place of work is Waltham, Massachusetts. Effective as of the Amended and Restated Agreement, Mr. Ahlholm was entitled to an annual base salary of $400,000, which increased to $415,600 starting January 1, 2022. Mr. Ahlholm is also eligible to receive a discretionary bonus payment for each calendar year that ends during his employment of up to 45% of his base salary for that calendar year. Mr. Ahlholm is also eligible to participate in the Company’s employee benefit, welfare and other plans generally available to the other similarly situated employees of the Company, and is eligible for equity awards under the Company’s equity incentive plans, subject to the Company’s discretion.

Pursuant to Mr. Ahlholm’s employment agreement, if his employment with us ends due to his death, his beneficiaries or estate will be entitled to (1) payment of any earned but unpaid base salary; (2) payment of any vacation time earned but not used; (3) pro-rata payment of his discretionary annual bonus; and (4) payment of any amounts accrued and payable under the terms of any of our benefit plans.

If Mr. Ahlholm’s employment with us ends due to his disability or we terminate his employment for “cause,” he will be entitled to (1) payment of any earned but unpaid base salary; (2) payment of any vacation time earned but not used; and (3) payment of any amounts accrued and payable under the terms of any of our benefit plans.

If Mr. Ahlholm’s employment with us ends due to his termination by us without “cause,” he will be entitled to (1) payment of his salary for 9 months; (2) payment of his COBRA premiums, less the amount charged to active employees for health coverage, for up to 9 months; (3) pro-rata payment of his discretionary annual bonus; and (4) vesting of his outstanding equity awards as to that number of the then-unvested underlying shares of common stock that would have vested over the 9-month period following the end of Mr. Ahlholm’s employment.

If Mr. Ahlholm’s employment with us or our successor ends due to his resignation for “good reason” or his termination by us or our successor without “cause,” within 12 months immediately following a change in control of the Company, Mr. Ahlholm will be entitled to (1) payment of his salary for 12 months; (2) payment of his COBRA premiums, less the amount charged to active employees for health coverage, for up to 12 months; (3)

100% of his discretionary bonus for the year in which the termination occurs; and (4) vesting of his outstanding equity awards as to all then-unvested underlying shares of common stock.

Mr. Ahlholm’s benefits are conditioned, among other things, on a satisfactory release of claims in favor of the Company and his compliance with post-termination obligations under his employment agreement.

For purposes of Mr. Ahlholm’s employment agreement, Mr. Ahlholm may end his employment by resignation for “good reason” if, without his written consent, there is (1) a material diminution in the nature or scope of his responsibilities, duties or authority (provided, however, that a requirement that Mr. Ahlholm act as officer, director or in any other corporate function within the group shall not constitute good reason); (2) a material reduction in his base salary; (3) relocation of his principal work location more than 50 miles from the location of his principal work location as of immediately prior to such relocation; or (4) our material breach of his employment agreement. Further, for purposes of Mr. Ahlholm’s employment agreement, we may terminate him for “cause” if he (1) is convicted of a felony or misdemeanor involving moral turpitude; (2) commits an act of fraud or embezzlement against us or our affiliates; (3) uses or discloses without authorization confidential information or trade secrets of the Company for his benefit or materially breaches a written agreement between him and the Company; (4) materially violates any of our written policies and fails to cure such violation within 30 days; (5) materially fails or materially refuses to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of our board of directors that are consistent with his position, and such material failure or material refusal continues for 30 days following written notice from the Company; (6) willfully engages in conduct or willfully omits to take any action, resulting in material injury to us or our affiliates, monetarily or otherwise (including with respect to our ability to comply with our legal or regulatory obligations); or (7) materially breaches his fiduciary duties as our officer or as a member of our board of directors.

Payments Upon a Change in Control

In addition to payments and benefits under their employment or consultant agreements described above, pursuant to the terms of our Amended and Restated 2013 Equity Incentive Plan, if one or more of the options granted to our named executive officers are not assumed or otherwise continued in effect by the successor corporation in the event of a change in control, such options automatically accelerate and vest in full immediately prior to the change in control.

Retention Program

In addition to payments and benefits under the employment or consultant agreements described above, on October 9, 2020, we adopted a retention program for certain of our key employees, including our named executive officers. Under the retention program, we will provide cash and equity incentives designed to retain certain of our key employees, including our named executive officers, pursuant to the terms and conditions contained in each such employee’s retention program letter agreement. A Retention Benefits Letter Agreement for each of our named executive officers was filed with the SEC on November 2, 2020. On April 13, 2021, we amended this retention program by adding the following terms and conditions (the “Supplemented Retention Program”): (i) Dr. Luthringer’s target bonus for 2021 and subsequent years was increased from 50% to 55%; (ii) each participant, including our named executive officers, will be eligible to receive a guaranteed cash retention bonus for the year ended December 31, 2021, equal to 50% (or 100% in the case of Dr. Luthringer and Mr. Ahlholm, who did not receive a retention bonus payment on July 31, 2021, as other participants did) of such participant’s then-current target annual bonus for 2021, subject to continued employment through the earlier of (a) January 2, 2022, and (b) the date the Company generally pays bonuses for 2021; and (iii) the foregoing amount (plus any retention bonus paid to the participant in 2021) will be in lieu of any discretionary bonus for 2021, although the Company retains the right, in its sole discretion, to grant bonuses based on a variety of factors including, but not limited to, achievement of set objectives or as otherwise directed by the Board.

Stock Option Exchange Program

In June 2021, our stockholders approved a one-time stock option exchange program, or the Exchange Program, for our employees, including our named executive officers, to surrender out-of-the-money or “underwater” stock options issued and outstanding under our Amended and Restated 2013 Equity Incentive Plan, with a per-share exercise price of $4.47 or greater (the “Eligible Options”), in exchange for a grant of fewer New PRSUs that may be settled for shares of our common stock under our Amended and Restate 2013 Equity Incentive Plan. As mentioned above, the New PRSUs vest as follows: (i) 50% of the New PRSUs vest upon FDA acceptance of a new drug application for roluperidone, provided that such acceptance is not “over protest” and occurs within three years after the grant date, and (ii) remaining unvested New PRSUs vest upon roluperidone receiving FDA marketing approval, subject, in either case, to the grantee’s continued service through the applicable milestone.

On August 6, 2021, promptly following the expiration of our exchange offer, we granted 3,813,150 New PRSUs in exchange for the cancellation of 7,631,844 shares of our common stock, representing approximately 98% of the total shares of Common Stock underlying the Eligible Options.

Confidentiality and Assignment Agreements

Each of the employment or offer agreements with our named executive officers contains provisions with respect to confidential information and assignment of inventions. Among other things, each agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment or service with us, and to assign to us any inventions conceived or developed during the course of employment or service with us.

DIRECTOR COMPENSATION

Director Compensation Table

The following table presents the total compensation for each person, other than our Chief Executive Officer, who served as a member of our Board during 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board in 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
William F. Doyle	64,500	73,200	137,700
Hans Peter Hasler	45,000	36,600	81,600
Jeryl Hilleman	50,000	36,600	86,600
Dr. David Kupfer	43,000	36,600	79,600
Dr. Fouzia Laghrissi-Thode	41,000	36,600	77,600
Jan van Heek	42,500	36,600	79,100

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2021 computed in accordance with ASC 718. The assumptions we used in valuing the option awards are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022. The aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by a director upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	As of December 31, 2021, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors who served on our Board during 2021 was:

Name	Stock Options
William F. Doyle	200,000
Hans Peter Hasler	120,000
Jeryl Hilleman	100,000
Dr. David Kupfer	130,000
Dr. Fouzia Laghrissi-Thode	130,000
Jan van Heek	164,467

Non-Employee Director Compensation Policy

Our Amended and Restated Non-Employee Director Compensation Plan, as adopted by our Board became effective April 1, 2018. Under the terms of the current plan, each non-employee director is eligible to receive an annual cash retainer of $35,000 and the non-employee chairperson of the Board is eligible to receive an additional annual cash retainer of $50,000. The Lead Independent Director is eligible to receive an additional annual cash retainer of $10,000. The chairpersons of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are each eligible to receive additional annual cash retainers of $15,000, $12,000 and $8,000, respectively. Other members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are eligible to receive additional annual cash retainers of $7,500, $6,000 and $4,000, respectively. Under the terms of the current plan, each newly elected non-employee member of the Board is also eligible to receive a one-time grant of an option to purchase 40,000 shares of common stock promptly following election or appointment to the Board, or the New Director Welcome Options.

The New Director Welcome Options vest quarterly over three years, provided that the applicable non-employee director is, as of such vesting date, a director of the Company. In addition, each non-employee director is eligible to receive an annual option grant to purchase 20,000 shares of common stock per year, or the New Annual Grants. The New Annual Grants vest in equal quarterly installments over one year, provided that the applicable non-employee director is, as of such vesting date, a director of the Company.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration, and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were, or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated, or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration, and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party, or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally.

The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

All of the transactions described below under “Certain Related Person Transactions” were approved by the Audit Committee in accordance with our related person transaction policy.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Executive and Director Compensation” and “Director Compensation” in this proxy statement and the transactions set forth below, since January 1, 2021, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of any class of our voting securities, or any members of their immediate family, had or will have a direct or indirect material interest. We believe the transactions set forth below were executed on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Arrangement with PPRS Research, Inc.

Dr. Jay B. Saoud, the Company’s former Senior Vice President, Head of Research and Development, provides part-time consulting services to PPRS Research, Inc., where he serves as Head of Biometrics, Pharmacokinetics, and Medical Writing. In the last fiscal year, the Company paid PPRS Research, Inc. approximately $2.2 million for program and project management services, including research and development services and coordination with investigators and contract research organizations.

Transition, Separation, and Consulting Agreement with Dr. Jay B. Saoud

Dr. Saoud resigned from the position of Senior Vice President, Head of Research and Development, effective September 15, 2021. In connection with this, Dr. Saoud and the Company entered into a Transition, Separation, and Consulting Agreement, pursuant to which Dr. Saoud continues providing services as a consultant to the Company from September 15, 2021 through June 30, 2022, subject to earlier termination by either Dr. Saoud or the Company upon 30 days’ notice, or by the Company upon Dr. Saoud’s material breach of the terms thereof. During this consulting period, Dr. Saoud is entitled to receive consulting fees in amounts of $412.50 per hour for the first twenty hours a week, and $500.00 per hour for additional consulting services beyond twenty hours a week. A copy of the Transition, Separation, and Consulting Agreement is filed as Exhibit 10.52 to the Company’s annual report on Form 10-K for the year ended December 31, 2021. In the last fiscal year, the Company paid Dr. Saoud approximately $136,600 for consulting services.

Arrangement with V-Watch SA

In January 2016, we entered into an agreement, under which we will pay approximately $380,000 to license a device for monitoring sleep from V-Watch SA, or V-Watch, for use in certain of our clinical trials. Dr. Luthringer is the Chairman of the Board of Directors of V- Watch and funds affiliated with Index Ventures hold greater than 10% of the outstanding capital stock of V- Watch. Dr. Luthringer does not receive compensation from V-Watch and will not receive any consideration as a result of our payments to V-Watch in connection with our clinical trials, nor will funds affiliated with Index Ventures.

Equity Awards

For more information regarding stock option awards granted to our named executive officers and directors, see the sections entitled “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” and “Director Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Registration Rights

Funds affiliated with Index Ventures are party to an investor rights agreement providing for rights to register under the Securities Act of 1933, as amended, certain shares of our capital stock after the expiration of the 180-day period following the completion of our IPO (as may be extended under certain circumstances).

Retention Program

On October 9, 2020, we adopted a retention program for certain of our key employees, pursuant to which we will provide cash and equity incentives designed to retain such employees. On April 13, 2021, we amended this retention program by providing additional cash incentives designed to retain such employees.

Stock Option Exchange Program

In June 2021, our stockholders approved a one-time stock option exchange program, which would permit eligible employees to surrender out-of-the-money, or “underwater”, stock options in exchange for a grant of fewer New PRSUs, that may be settled for shares of our common stock under our Amended and Restate 2013 Equity Incentive Plan. On August 6, 2021, we granted 3,813,149 New PRSUs in exchange for the cancellation of 7,631,844 shares of our common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2021.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, stock appreciation rights, stock awards and restricted stock units (a)(1)	Weighted- average exercise price of outstanding options, stock appreciation rights, stock awards and restricted stock units(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,770,870	$4.26	4,437,269
Equity compensation plans not approved by security holders	—	—	—

Total	5,770,870	$4.26	4,437,269

(1)	Consists of 2,119,467 shares subject to outstanding options and 3,651,403 shares subject to outstanding performance-based restricted stock unit awards.
(2)

The weighted-average exercise price does not reflect the shares of our common stock that will be issued in connection with the settlement of performance-based restricted stock unit awards, which have no exercise price.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Minerva Neurosciences, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Minerva Neurosciences, Inc. to the attention of our Corporate Secretary, 1601 Trapelo Road, Suite 286, Waltham, MA 02451, or contact our Corporate Secretary at (617) 600-7373. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Frederick Ahlholm
SVP, Chief Financial Officer and Secretary

April , 2022

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 286, Waltham, MA 02451.

ANNEX A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MINERVA NEUROSCIENCES, INC.

Minerva Neurosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Minerva Neurosciences, Inc. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on April 23, 2007 under the original name of the Corporation, Cyrenaic Pharmaceuticals, Inc., and was corrected by a Certificate of Correction filed with the Secretary of State of the State of Delaware on May 16, 2007. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 29, 2007 and was amended by the Certificate of Merger filed with the Secretary of State of the State of Delaware on November 12, 2013. A second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 9, 2014 (the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Certificate of Incorporation, as follows:

Effective as of the effective time of 5:00 p.m., Eastern Time, on [DATE], 2022 (the “Effective Time”), each [four (4), five (5), six (6), seven (7), eight (8), nine (9), or ten (10)]1 shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Corporation’s Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Stock Market during regular trading hours for each of the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective

[1]

These amendments approve the combination of any whole number of shares of the Corporation’s Common Stock between and including four (4) and ten (10) into one (1) share of the Corporation’s Common Stock. By these amendments, the stockholders would approve each of the alternate amendments proposed by the Corporation’s Board of Directors. If the reverse stock split proposal is approved by stockholders, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that reverse stock split ratio determined by the Company’s Board of Directors to be in the best interests of the Company and its stockholders. The other amendments will be abandoned pursuant to Section 242(c) of the General Corporation Law of the State of Delaware. The Corporation’s Board of Directors may also elect not to effect any reverse stock split, in which case all proposed alternate amendments will be abandoned.

Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

THIRD: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This amendment to the Certificate of Incorporation shall be effective on and as of as of the effective time of 5:00 p.m., Eastern Time, on [DATE], 2022.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the          day of             , 2022.

MINERVA NEUROSCIENCES, INC.

By:
Name:
Title:

MINERVA NEUROSCIENCES, INC. 1601 TRAPELO ROAD, SUITE 286 WALTHAM, MA 02451 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 9, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/NERV2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 9, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D82862-P71339 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MINERVA NEUROSCIENCES, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Jeryl Hilleman 02) Fouzia Laghrissi-Thode 03) Remy Luthringer The Board of Directors recommends you vote FOR the following proposals: 2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its common stock at a ratio in the range of 1:4 to 1:10, with such ratio to be determined at the discretion of the board of directors. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. 4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. 5. To approve the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D82863-P71339 MINERVA NEUROSCIENCES, INC. Annual Meeting of Stockholders June 10, 2022 8:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Geoffrey Race and Fred Ahlholm, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MINERVA NEUROSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM EDT on June 10, 2022 virtually via the Internet at www.virtualshareholdermeeting.com/NERV2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side